EXHIBIT 8.1

FORM OF OPINION SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK 10036-6522 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com [•], 2014

FIRM/AFFILIATE
OFFICES

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

SYDNEY

TOKYO

TORONTO

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as special tax counsel to you, Liberty Media Corporation (“Liberty”), in connection with certain aspects of (i) the internal restructuring of certain assets owned by Liberty and its subsidiaries (the “Contributed Assets”), (ii) the contribution of the Contributed Assets by Liberty to Liberty Broadband Corporation (“Spinco”), a newly formed subsidiary of Liberty (the “Contribution”), (iii) the recapitalization of Spinco’s outstanding stock into Series A common stock (the “Series A Spinco Common Stock”), Series B common stock (the “Series B Spinco Common Stock”), and Series C common stock (the “Series C Spinco Common Stock,” and together with the Series A Spinco Common Stock and the Series B Spinco Common Stock, the “Spinco Common Stock”), (iv) the distribution of all of the outstanding shares of Spinco Common Stock by Liberty to its shareholders (the “Spin-off”), and (v) the pro rata distribution of subscription rights to acquire shares of Series C Spinco Common Stock by Spinco to its shareholders following the Spin-off.  You have requested our opinion regarding certain U.S. federal income tax consequences of the Contribution and the Spin-off (the “Opinion”).

In rendering this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the letter furnished to Liberty by its financial advisor, dated as of [•], 2014 (the “Business Purpose Letter”); (ii) the registration statement on Form S-1 filed by Spinco with the Securities and Exchange Commission (the “SEC”), dated as of July 24, 2014, together with the exhibits attached thereto, as amended through the date hereof (the “Registration Statement”); (iii) all other submissions to the SEC related to the Registration Statement; (iv) the agreements listed on Schedule A attached hereto (collectively, the “Agreements”); (v) the officer’s certificate furnished to us by Liberty, dated as of the date hereof, together with the exhibits attached thereto (the “Liberty Officer’s Certificate”); (vi) the officer’s certificate furnished to us by Spinco, dated as of the date hereof, together with the exhibits attached thereto (the “Spinco Officer’s Certificate,” and together with the Liberty Officer’s Certificate, the “Officer’s Certificates”); (vii) the representation letter by Mr. John C. Malone (“Mr. Malone”), dated as of the date hereof (the “Malone Representation Letter”); and (viii) such other documents as we have considered necessary or appropriate as a basis for this Opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

As to certain facts material to this Opinion, we have relied upon the statements and representations set forth in the Officer’s Certificates and the Malone Representation Letter.  We have assumed that such statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise.  We have also assumed that the Contribution, the Spin-off, and the other transactions contemplated by the Agreements will be consummated in accordance with their terms and in the manner described in the Registration Statement, and that none of the material terms or conditions contained therein will be waived or modified in any respect.  This Opinion is expressly conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those contained in the Officer’s Certificates and the Malone Representation Letter.  Any change or inaccuracy in or to such facts, information, covenants, representations, or warranties (including on account of events occurring after the consummation of the Spin-off) could affect one or more of the conclusions stated herein.

This Opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, published rulings and procedures of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date hereof.  It should be noted that the authorities upon which this Opinion is based are subject to change at any time, possibly with retroactive effect.  Any change in such authorities could affect one or more of the conclusions expressed herein.  Moreover, there can be no assurance that this Opinion will be accepted by the Service or, if challenged, by a court.

Based upon and subject to the foregoing, it is our opinion that, under current U.S. federal income tax law:

1.              The Contribution, followed by the Spin-off, will qualify as a reorganization under section 368(a)(1)(D).  Liberty and Spinco will each be a “party to the reorganization” within the meaning of section 368(b).

2.              Liberty will not recognize any gain or loss on the Contribution.  Sections 361(a) and (b)(1)(A) and 357(a).

3.              Spinco will not recognize any gain or loss on the Contribution.  Section 1032(a).

4.              Spinco’s basis in each asset received from Liberty in the Contribution will be equal to Liberty’s basis in such asset immediately before the Contribution.  Section 362(b).

5.              Spinco’s holding period in each asset received from Liberty in the Contribution will include Liberty’s holding period in such asset.  Section 1223(2).

6.              Liberty will not recognize any gain or loss on the Spin-off.  Section 361(c).

7.              Except with respect to cash received in lieu of fractional shares of Spinco Common Stock, shareholders of Liberty will not recognize any gain or loss, and will not otherwise be required to include any amount in income, upon the receipt of Spinco Common Stock in the Spin-off.  Section 355(a)(1).

8.              Each Liberty shareholder’s aggregate basis in the Liberty Common Stock and Spinco Common Stock immediately after the Spin-off will be equal to the aggregate basis of the Liberty Common Stock that the shareholder holds immediately before the Spin-off, allocated between the Liberty Common Stock and Spinco Common Stock in proportion to the fair market value of each.  Sections 358(b)(2) and (c); Treas. Reg. section 1.358-2(a)(2).

9.              Each Liberty shareholder’s holding period in the Spinco Common Stock received in the Spin-off will include the holding period of the Liberty Common Stock with respect to which the distribution is made, provided that the shareholder holds such Liberty Common Stock as a capital asset on the date of the Spin-off.  Section 1223(1).

*                              *                              *

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Contribution, the Spin-off, or any related transactions.  This Opinion relates solely to certain U.S. federal income tax consequences of the Contribution and the Spin-off, and no opinion is expressed as to the tax consequences of the Contribution and the Spin-off under any state, local, or foreign tax laws or under any federal tax laws other than those pertaining to income taxation.  This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise the Opinion to reflect any legal developments or factual matters or changes arising after the date hereof.  We are furnishing this Opinion to you solely in connection with the Contribution, the Spin-off, and the Registration Statement.  We hereby consent to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

Schedule A

1.                                      Reorganization Agreement by and between Liberty Media Corporation and Liberty Broadband Corporation, dated as of [•], 2014, and the exhibits attached thereto.

2.                                      Tax Sharing Agreement by and between Liberty Media Corporation and Liberty Broadband Corporation, dated as of [•], 2014, and the exhibits attached thereto.

3.                                      Services Agreement by and between Liberty Media Corporation and Liberty Broadband Corporation, dated as of [•], 2014.

4.                                      Facilities Sharing Agreement by and among Liberty Broadband Corporation, Liberty Media Corporation, and Liberty Property Holdings, Inc., dated as of [•], 2014.

5.                                      Aircraft Time Sharing Agreement by and between Liberty Media Corporation and Liberty Broadband Corporation, dated as of [•], 2014.

6.                                      Aircraft Time Sharing Agreement by and between Liberty Media Corporation and Liberty Broadband Corporation, dated as of [•], 2014.

7.                                      Aircraft Time Sharing Agreement by and among Liberty Citation, Inc., Liberty Denver Arena, LLC and Liberty Broadband Corporation, dated as of [•], 2014.